Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIQUIDIA TECHNOLOGIES, INC.

(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

Liquidia Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this Corporation is Liquidia Technologies, Inc. (the “Corporation”) and that this Corporation was originally incorporated pursuant to the General Corporation Law on June 8, 2004 under the name Liquidia Technologies, Inc.

SECOND:  That the Board of Directors of this Corporation, by unanimous written consent effective as of January 31, 2018, duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of this Corporation pursuant to Sections 242 and 245 of the General Corporation Law, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which consent of the stockholders was obtained on January 31, 2018, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this Corporation is Liquidia Technologies, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of the registered agent is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.                                    Authorization of Stock.  This Corporation is authorized to issue 449,540,280 shares of capital stock, $0.001 par value per share, of which 265,000,000 shares shall be Class A Voting Common Stock, 330,664 shares shall be Class B Nonvoting Common Stock (the Class A Voting Common Stock and the Class B Nonvoting Common Stock are herein referred to collectively as the “Common Stock”), and 184,209,616 shares shall be Preferred Stock (the “Preferred Stock”), of which 1,974,430 shares shall be designated as Series A Preferred Stock (the “Series A Stock”), 1,834,862 shares shall be designated as Series A-l Preferred Stock (the “Series A-l Stock”), 4,620,123 shares shall be designated as Series B Preferred Stock (the “Series B Stock”), 17,102,578 shares shall be designated as Series C Preferred Stock (the “Series C Stock”), 21,254,306 shares shall be designated as Series C-1 Preferred Stock (the “Series C-1 Stock”) and 137,423,317 shares shall be designated as Series D Preferred Stock (the “Series D Stock”).

B.                                    Rights, Preferences and Restrictions of the Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.                                      Dividend Provisions.

(a)                                 The holders of shares of Series D Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation or any subsidiary of this Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation or any subsidiary of this Corporation) on the Series C-1 Stock, Series C Stock, Series B Stock, Series A-l Stock, Series A Stock or the Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by this Corporation’s Board of Directors (the “Board of Directors”). Such dividends shall not be cumulative.

(b)                                 After payment of the dividends set forth in Section 1(a) of this Article IV(B), the holders of shares of Series C-1 Stock and Series C Stock shall be entitled, on a pari passu basis, to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation or any subsidiary of this Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation or any subsidiary of this Corporation) on the Series B Stock, Series A-l Stock, Series A Stock or the Common Stock of this Corporation, at the applicable Dividend Rate, payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative.

(c)                                  After payment of the dividends set forth in Section 1(a) and (b) of this Article IV(B), the holders of shares of Series B Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation or any subsidiary of this Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation or any subsidiary of this Corporation) on the Series A-l Stock, Series A Stock or the Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative.

(d)                                 After payment of the dividends set forth in Sections 1(a), (b) and (c) of this Article IV(B), the holders of shares of Series A-l Stock shall be entitled to receive any additional dividends or distributions, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation or any subsidiary of this Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation or any subsidiary of this Corporation) on the Series A Stock or Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative

(e)                                  After payment of the dividends set forth in Sections 1(a), (b), (c) and (d) of this Article IV(B), the holders of shares of Series A Stock shall be entitled to receive any additional dividends or distributions, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation or any subsidiary of this Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation or any subsidiary of this Corporation) on the Common Stock of this Corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative.

(f)                                   For purposes of this Amended and Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), “Dividend Rate” shall mean (i) $0.0478 per annum for each share of Series D Stock, (ii) $0.0638 per annum for each share of Series C-1 Stock, (iii) $0.1169 per annum for each share of Series C Stock, (iv) $0.2847 per annum for each share of Series B Stock (v) $0.2616 per annum for each share of Series A-l Stock and (vi) $0.1064 per annum for each share of Series A Stock, (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(g)                                  After payment of such dividends set forth in Sections 1 (a), (b), (c), (d) and (e) of this Article IV(B), any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Class A Voting Common Stock at the then-effective Conversion Rate.

2.                                      Liquidation Preference.

(a)                                 In the event of any Liquidation Event (as defined below), the holders of the Series D Stock shall be entitled to receive out of the proceeds of such Liquidation Event available for distribution to the stockholders of this Corporation (the “Proceeds”), an amount per share equal to the sum of the Original Issue Price (as defined in subsection 2(f) below) for the Series D Stock and all declared but unpaid dividends on such share, prior and in preference to any distribution to holders of Series C-1 Stock, Series C Stock, Series B Stock, Series A-1 Stock, Series A Stock or Common Stock by reason of their ownership of such stock.  If, upon the occurrence of such Liquidation Event, the Proceeds to be distributed among the holders of the Series D Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series D Stock in proportion to the full preferential amount that each such holder otherwise would be entitled to receive under this subsection 2(a).

(b)                                 In the event of any Liquidation Event (as defined below), after, and only after, the full distribution required by subsection (a) of this Section 2 has been paid to all of the holders of Series D Stock, the holders of Series C-1 Stock and Series C Stock shall be entitled to receive, on a pari passu basis, out of the remaining Proceeds available for distribution to the stockholders of this Corporation, an amount per share equal to, with respect to holders of Series C-1 Stock, the sum of the Original Issue Price (as defined in subsection 2(f) below) for the Series C-1 Stock and all declared but unpaid dividends on such share, and with respect to holders of Series C Stock, the sum of the Original Issue Price (as defined in subsection 2(f) below) for the Series C Stock and all declared but unpaid dividends on such share, prior and in preference to any distribution to be made to holders of Series B Stock, Series A-l Stock, Series A Stock or Common Stock by reason of their ownership of such stock.  If, upon the occurrence of such Liquidation Event, after, and only after, the full distribution required by subsection (a) of this Section 2 has been paid to all of the holders of Series D Stock, the Proceeds to be distributed among the holders of the Series C-1 Stock and Series C Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution in respect of the Series C-1 Stock and Series C Stock shall be distributed ratably among the holders of the Series C-1 Stock and Series C Stock in proportion to the full preferential amount that each such holder otherwise would be entitled to receive under this subsection 2(b).

(c)                                  In the event of any Liquidation Event (as defined below), after, and only after, the full distribution required by subsections (a) and (b) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock and Series C Stock, the holders of the Series B Stock shall be entitled to receive, out of the remaining Proceeds available for distribution to the stockholders of this Corporation, an amount per share of Series B Stock equal to the sum of the Original Issue Price (as defined in subsection 2(f) below) for the Series B Stock and all declared but unpaid dividends on such share, prior and in preference to any distribution to be made to holders of Series A-l Stock, Series A Stock or Common Stock by reason of their ownership of such stock.  If, upon the occurrence of such Liquidation Event, after, and only after, the full distribution required by subsections (a) and (b) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock and Series C Stock, the Proceeds to be distributed among the holders of the Series B Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution in respect of the Series B Stock shall be distributed ratably among the holders of the Series B Stock in proportion to the full preferential amount that each such holder otherwise would be entitled to receive under this subsection 2(c).

(d)                                 In the event of any Liquidation Event (as defined below), after, and only after, the full distribution required by subsections (a), (b) and (c) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock, Series C Stock and Series B Stock, the holders of the Series A-l Stock shall be entitled to receive, out of the remaining Proceeds available for distribution to the stockholders of this Corporation, an amount per share of Series A-l Stock equal to the sum of the Original Issue Price (as defined in subsection 2(f) below) for the Series A-l Stock and all declared but unpaid dividends on such share, prior and in preference to any distribution to be made to holders of Series A Stock or Common Stock by reason of their ownership of such stock.  If, upon the occurrence of such Liquidation Event, after, and only after, the full distribution required by subsections (a), (b) and (c) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock, Series C Stock and Series B Stock, the Proceeds to be distributed among the holders of the Series A-l Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution in respect of the Series A-l Stock shall be distributed ratably among the holders of the Series A-l Stock in proportion to the full preferential amount that each such holder otherwise would be entitled to receive under this subsection 2(d).

(e)                                  In the event of any Liquidation Event (as defined below), after, and only after, the full distribution required by subsections (a), (b), (c) and (d) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock and Series A-l Stock, the holders of the Series A Stock shall be entitled to receive, out of the remaining Proceeds available for distribution to the stockholders of this Corporation, an amount per share of Series A Stock equal to the sum of the Original Issue Price (as defined in subsection 2(f) below) for the Series A Stock and all declared but unpaid dividends on such share, prior and in preference to any distribution to be made to holders of Common Stock by reason of their ownership of such stock.  If, upon the occurrence of such Liquidation Event, after, and only after, the full distribution required by subsections (a), (b), (c) and (d) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock and Series A-l Stock, the Proceeds to be distributed among the holders of the Series A Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution in respect of the Series A Stock shall be distributed ratably among the holders of the Series A Stock in proportion to the full preferential amount that each such holder otherwise would be entitled to receive under this subsection 2(e).

(f)                                   For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean (i) with respect to the Series D Stock, $0.59808 per share, (ii) with respect to the Series C-1 Stock, $0.79744 per share, (iii) with respect to the Series C Stock, $1.46177 per share, (iv) with respect to the Series B Stock, $3.558 per share, (v) with respect to the Series A-l Stock, $3.27 per share and (vi) with respect to the Series A Stock, $1.33 per share.  In the event this Corporation shall (i) subdivide the outstanding shares of any series of Preferred Stock, (ii) combine or recombine the outstanding shares of any series of Preferred Stock into a smaller number of shares, or (iii) pay a dividend on any series of Preferred Stock payable in shares of such series of Preferred Stock, then the Original Issue Price of such series of Preferred Stock under this Restated Certificate of Incorporation shall be appropriately adjusted and each holder of Preferred Stock shall be entitled to receive from this Corporation, upon any Liquidation Event effective after the happening of any such subdivision, combination, or dividend, the same amount of cash as such holder would have been entitled to receive had the Liquidation Event been effective immediately prior to the happening of the subdivision, combination, or dividend.  An adjustment made pursuant to this subsection 2(f) shall become effective (A) upon the effective date of the transaction, in the case of a subdivision or combination; or (B) upon the record date, in the case of a dividend of shares and any references to the Original Issue Price hereinafter any such adjustment shall refer to such price on an as adjusted basis.

(g)                                  In the event of any Liquidation Event (as defined below), after, and only after, the full distribution required by subsections (a), (b), (c), (d) and (e) of this Section 2 has been paid to all of the holders of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock, Series A-l Stock and Series A Stock, the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock, Series A-l Stock and Common Stock in proportion to the shares of Common Stock then held by such holders, with each share of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock and Series A-l Stock treated as the number of shares of Class A Voting Common Stock into which such share of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock, and Series A-1 Stock is then convertible; provided, however, that if, in connection with such Liquidation Event, the holders of shares of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock or Series A-l Stock receive 200% of the Original Issue Price plus any declared but unpaid dividends applicable to such series of Preferred Stock in respect of the liquidating distribution on each share of Series D Stock, Series C-1 Stock, Series C Stock, Series B Stock or Series A-l Stock pursuant to subsections (a), (b), (c), (d) and (g) of this Section 2, as the case may be, then the holders of such series of Preferred Stock shall not be entitled to receive any further participating distribution of this Corporation’s assets under this subsection (g) of this Section 2.

(h)                                 Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class A Voting Common Stock at such time as such holder would receive, as a result of an actual conversion, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class A Voting Common Stock.  If any such holder shall be deemed to have converted shares of Preferred Stock into Class A Voting Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class A Voting Common Stock.

(i)                                     (i)                                     For purposes of this Restated Certificate of Incorporation, a “Liquidation Event” shall include:

(A)                               the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of this Corporation’s assets (an “Asset Sale”);

(B)                               the consummation of the merger or consolidation of this Corporation with or into another entity, except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Corporation or the surviving, resulting, or acquiring entity (a “Merger”);

(C)                               the closing of the transfer (whether by merger, consolidation, share transfer or exchange or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s outstanding securities if, after such closing, such person or group of affiliated persons would hold at least 50% of the then outstanding voting stock of this Corporation (or the surviving, resulting, or acquiring entity) (a “Change of Control” and together with a Merger, an “Acquisition”); or

(D)                               a voluntary or involuntary liquidation, dissolution or winding up of this Corporation.

The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the shares of Class A Voting Common Stock issuable upon conversion of the then outstanding shares of Series D Stock, Series C-1 Stock and Series C Stock (the “Required Holders”).  Unless otherwise agreed upon by the Required Holders, no stockholder of this Corporation shall enter into any transaction or series of related transactions resulting in a Liquidation Event unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of this Corporation is to be allocated in accordance with the preferences and priorities set forth in this Section 2.

(ii)                                  In any Liquidation Event, subject in each case to Section 2(j), if Proceeds received by this Corporation or its stockholders are other than cash, its value will be deemed its fair market value as mutually determined by the Board of Directors and the Required Holders; provided that any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection 2(i)(ii)(B) below:

(1)                                 If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)                                 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the Required Holders.

(B)                               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections 2(i)(ii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the Required Holders.

(iii)                               In the event the requirements of this Section 2 are not complied with, this Corporation shall forthwith either:

(A)                               cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)                               cancel such Liquidation Event, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(i)(iv) hereof.

(iv)                              This Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Required Holders.

(j)                                    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to an Asset Sale or Acquisition, if any portion of the consideration payable to the stockholders of the Corporation is contingent upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks), the merger agreement, sale agreement, or other agreement governing such Asset Sale or Acquisition shall provide that (i) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with Sections 2 (a), (b), (c), (d), (e) and (g) above as if the Initial Consideration were the only consideration payable in connection with such Asset Sale or Acquisition and (ii) any additional consideration which becomes payable to the stockholders of this Corporation upon release from escrow and/or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2

(a), (b), (c), (d), (e) and (g) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Voting Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock (determined in accordance with subsection 2(f) above) by the applicable conversion price of such series of Preferred Stock (the “Conversion Price”) (such quotient being referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date that such holder provides written notice to this Corporation that it has elected to convert such share.  The current Conversion Price of the Series A Stock shall be $0.82460; the current Conversion Price of the Series A-l Stock shall be $1.4067; the current Conversion Price of the Series B Stock shall be $1.49140; the current Conversion Price of the Series C Stock shall be $0.66938; the current Conversion Price of the Series C-1 Stock shall be $0.66938, and the initial Conversion Price of the Series D Stock shall be $0.59808.  The foregoing Conversion Price for each of the Series A Stock, Series A-1 Stock, Series B Stock, Series C Stock, Series C-1 Stock and Series D Stock reflects all deemed issuances of Additional Stock and reflects all prior Conversion Price adjustments and the assumed prospective issuance of $25,500,000 of shares of Series D Stock.  The Conversion Price applicable to each series of Preferred Stock set forth above shall be subject to further adjustment as set forth in this Section 3.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Class A Voting Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Class A Voting Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which (before deduction of underwriters commissions and expenses) was not less than $0.71767 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and $35,000,000 in the aggregate and after which the Class A Voting Common Stock is listed on a United States national securities exchange or on the Singapore Exchange Securities Trading Limited, or such other national securities exchange as reasonably determined by the Board of Directors (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the Required Holders.  Such conversion shall be automatic, without need for any further action by the holders of shares of Preferred Stock and regardless of whether the certificates representing such shares are surrendered to this Corporation or its transfer agent; provided, however, that this Corporation shall not be obligated to issue certificates evidencing the shares of Class A Voting Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock so converted are surrendered to this Corporation or the holder of record of such shares notifies this Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify this Corporation from any loss incurred by it in connection with such certificates, in each case in accordance with the procedures described in Section 3(c) below.  Upon the conversion of Preferred Stock pursuant to this Section 3(b), this

Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Preferred Stock at such holder’s address then shown on the records of this Corporation, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of this Corporation (or of its transfer agent for the Class A Voting Common Stock, if applicable) in the manner described in Section 3(c) below; provided that, notwithstanding the foregoing, no notice may be effectively given by registered or certified mail to Morningside Venture Investments Limited (“Morningside”).

(c)                                  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Class A Voting Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation (or such holder notifies this Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify this Corporation from any loss incurred by it in connection with such certificates), accompanied by written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Voting Common Stock are to be issued.  This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Voting Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date that such holder provides written notice to this Corporation that it has elected to convert such share, and the person or persons entitled to receive the shares of Class A Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Voting Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended or a Liquidation Event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the consummation of such Liquidation Event, in which event the persons entitled to receive the Class A Voting Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or the consummation of such Liquidation Event, as the case may be.  If the conversion is in connection with Automatic Conversion provisions of subsection 3(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                                 Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Prices applicable to the separate series of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     (A)                               With respect to the Series A Stock, Series A-l Stock, the Series B Stock, the Series C-1 Stock and the Series C Stock, if this Corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional

Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series C-1 Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect for such series of Preferred Stock immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 3(d)(i)) be adjusted to a price determined by multiplying the Conversion Price of such series of Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Class A Voting Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at the Conversion Price of the Series C-1 Stock in effect immediately prior to the issuance of such Additional Stock; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Additional Stock.

With respect to the Series D Stock, if this Corporation shall issue, on or after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series D Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect for the Series D Stock immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 3(d)(i)) be adjusted to a price determined by multiplying the Conversion Price of the Series D Stock by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Class A Voting Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at the Conversion Price of the Series D Stock in effect immediately prior to the issuance of such Additional Stock; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Additional Stock.

For purposes of this Section 3(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Class A Voting Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)                               Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price of any series of Preferred Stock pursuant to this subsection 3(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price of such series of Preferred Stock in effect immediately prior to such adjustment.

(C)                               In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors in its reasonable discretion irrespective of any accounting treatment.

(E)                                In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (including, without limitation, a change resulting from the antidilution provisions thereof), the Conversion Price of each series of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).  No readjustment or readjustments pursuant to either subsection 3(d)(i)(E)(3) or (4) shall have the effect of increasing the applicable Conversion Price of any series of Preferred Stock to an amount that exceeds the lower of (x) the Conversion Price of such series of Preferred Stock on the Filing Date or (y) the Conversion Price of such series of Preferred Stock that would have resulted from all issuances of Additional Stock between the Filing Date and such readjustment date.  In the event of any adjustment to the Conversion Price of any series of Preferred Stock as a result of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities pursuant to this Section 3(d), no further adjustment to the Conversion Price of such series of Preferred Stock shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities.

(ii)                                  “Additional Stock” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this Corporation on or after the Filing Date other than:

(A)                               securities issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

(B)                               shares of Common Stock (or options exercisable for shares of Common Stock) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to an equity incentive plan (the “Option Plan”) approved by the Board of Directors;

(C)                               securities issued pursuant to a Qualified Public Offering;

(D)                               securities issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)                                securities issued in connection with a bona fide business acquisition of another business by this Corporation other than for financing purposes,

whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; provided, that such acquisition is approved by the Board of Directors;

(F)                                 Class A Voting Common Stock issued or deemed issued pursuant to subsection 3(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 3(d);

(G)                               securities issued or issuable pursuant to the exercise of warrants, options or other rights granted in connection with any loan arrangement, equipment lease, technology license, vendor or customer relationship or similar non-equity financing transaction approved by the Board of Directors; provided, that the aggregate number of shares of capital stock issued or issuable by the Corporation pursuant to this subsection 3(d)(ii)(G) may not exceed 400,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) (on a Common Stock equivalent basis);

(H)                              shares of Class A Voting Common Stock issued upon conversion of the Preferred Stock; or

(I)                                   up to  90,920,091 shares of Series D Stock issued pursuant to that certain Series D Preferred Stock Purchase Agreement, as amended from time to time in the manner set forth in such agreement (the “Purchase Agreement”).

(iii)                               In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Class A Voting Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(E).

(iv)                              If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Class A Voting Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                                  Other Distributions.  In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii) other than in connection with a Liquidation Event, then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Voting Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class A Voting Common Stock of this Corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time the Class A Voting Common Stock is converted into other securities or property, whether pursuant to a recapitalization, reorganization, merger, consolidation or otherwise (other than a subdivision or combination provided for elsewhere in this Section 3 or a Liquidation Event pursuant to Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Class A Voting Common Stock deliverable upon conversion would have been entitled in connection with such event and, in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after such event to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                  No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Class A Voting Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Voting Common Stock and the number of shares of Class A Voting Common Stock issuable upon such conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price of such series of Preferred Stock at the time in effect, and (C) the number of shares of Class A Voting Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h)                                 Notices of Record Date.  In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall deliver by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution; provided that, notwithstanding the foregoing, no notice may be effectively given by registered or certified mail to Morningside.

(i)                                     Reservation of Stock Issuable Upon Conversion.  This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Voting Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j)                                    Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of (i) the Conversion Price of the Series D Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the Required Holders, (ii) the Conversion Price of the Series C-1 Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the outstanding shares of Series C-1 Stock, (iii) the Conversion Price of the Series C Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the outstanding shares of Series C Stock, (iv) the Conversion Price of the Series B Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Series B Stock, (v) the Conversion Price of the Series A-l Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series A-1 Stock and (vi) the Conversion Price of the Series A Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series A Stock.  Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(k)                                 Definition of “Class A Voting Common Stock”.  As used in this Section 3, the term “Class A Voting Common Stock” shall mean and include this Corporation’s authorized Class A Voting Common Stock, par value $0.001 per share, as constituted on the Filing Date and shall also include any security of this Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon a Liquidation Event; provided that the shares of Class A Voting Common Stock issuable upon conversion of shares of Preferred Stock shall include only shares designated as Class A Voting Common Stock of this Corporation on the Filing Date, or in the event that the Class A Voting Common Stock is converted into other securities or property, whether pursuant to a recapitalization, reorganization, merger, consolidation or otherwise, the stock, securities or property provided for in Section 3(f).

4.                                      Notices.  Any notice or other communication required or permitted by the provisions of this Article II.B to be given to any holder of shares of Preferred Stock shall be deemed delivered if deposited in the United States mail, postage prepaid or if delivered by overnight delivery, and addressed to each holder of record at his address appearing on the books of this Corporation; provided that, notwithstanding the foregoing, no notice may be effectively given by United States mail to Morningside.

5.                                      Voting Rights.

(a)                                 General Voting Rights.  In addition to any special class or series voting rights provided herein, under the General Corporation Law or otherwise, the holder of each share of Preferred Stock shall have the right to one vote for each share of Class A Voting Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Voting Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation and shall be entitled to vote, together with holders of Class A Voting Common Stock, with respect to any question upon which holders of Class A Voting Common Stock have the right to vote (subject to the provisions of Section 5(b) with respect to the election of directors).  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 Voting for the Election of Directors.  The authorized number of directors comprising the Board shall be ten (10) directors.  The holders of a majority of the outstanding shares of Class A Voting Common Stock shall be entitled to elect two (2) directors of this Corporation at any election of directors.  The holders of a majority of the outstanding shares of Series B Stock shall be entitled to elect two (2) directors of this Corporation at any election of directors.  The holders of a majority of the outstanding shares of Series C Stock shall be entitled to elect two (2) directors of this Corporation at any election of directors.  Xeraya LT Ltd (“Xeraya”) shall be entitled to designate one (1) director of this Corporation at any election of directors for so long as it owns any shares of Series D Stock.  The holders of Preferred Stock and Class A Voting Common Stock, voting together as a single class and not as separate classes or series, on an as converted to Class A Voting Common Stock basis, shall be entitled to elect the remaining directors of this Corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.  Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.             Protective Provisions.

(a)           In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding shares of a series of Preferred Stock shall be necessary for effecting any amendment, alteration, waiver, or repeal of any provision of the Certificate of Incorporation or the Bylaws of this Corporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of such series of Preferred Stock (whether by amendment, merger, consolidation or otherwise) so as to affect such series of Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices and liquidation preference amounts that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock).  For purposes of this provision, the Series D Stock, Series C Stock and Series C-1 Stock shall vote together as a single class on an as-if converted to Class A Voting Common Stock basis.

(b)           So long as any shares of Preferred Stock are outstanding, this Corporation shall not, by amendment to this Restated Certificate of Incorporation or by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the Required Holders and any such act or transaction entered into without such vote or written consent shall be null and void ab initio and of no force or effect:

(i)            amend, alter, waive or repeal any provision of this Corporation’s Certificate of Incorporation or Bylaws;

(ii)           increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

(iii)          create, or authorize the creation of, or issue or obligate itself to issue shares of, any class or series of capital stock or any security convertible into or exercisable or exchangeable for any capital stock unless such capital stock or the capital stock issuable upon conversion, exercise or exchange of such security, as the case may be, ranks junior to the rights, preferences and privileges of each series of Preferred Stock with respect to the distribution of assets in connection with a Liquidation Event, the payment of dividends and voting and redemption rights; or increase the authorized number of shares of any series of Preferred Stock; or issue or sell any shares of Series D Stock other than pursuant to the Purchase Agreement;

(iv)          redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock, any security convertible into or exercisable or exchangeable for any such shares or any other equity security; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the termination of employment or service of any such person; and provided, further, that this restriction shall not apply to the repurchase of shares of Preferred Stock or Common Stock pursuant to that certain Global Access Rights Letter Agreement dated February 18, 2011.

(v)           authorize, or enter into any agreement on behalf of this Corporation or its stockholders which provides for, (A) the sale, assignment, exclusive license or other disposition of any material asset or (B) the acquisition of any material asset or security;

(vi)          permit any majority-owned subsidiary to authorize, or permit any majority-owned subsidiary to enter into any agreement which provides for, (A) the sale, assignment, exclusive license or other disposition of any material asset or (B) the acquisition of any material asset or security;

(vii)         take any action that results in the payment or declaration of a dividend or other distribution on any shares of Common Stock or Preferred Stock, any security convertible into or exercisable or exchangeable for any such shares or any other equity security;

(viii)        liquidate, dissolve or wind-up the business and affairs of this Corporation; authorize, or enter into any agreement on behalf of this Corporation or its stockholders which provides for, any Liquidation Event or any merger, consolidation, reorganization, reclassification or recapitalization; or consent to any of the foregoing;

(ix)          change the authorized number of directors of this Corporation;

(x)           enter into any transaction, or permit any majority-owned subsidiary to enter into any transaction, in which this Corporation or such subsidiary shall loan, incur or guarantee indebtedness if the principal amount of such borrowing, loan or guarantee when added to the aggregate, consolidated outstanding amount of all other borrowings, loans and guarantees incurred by this Corporation and its majority-owned subsidiaries following the Filing Date would exceed $500,000;

(xi)          permit any majority-owned subsidiary of this Corporation to authorize or issue any security to any person or entity other than to this Corporation; sell, assign, encumber, convey or otherwise dispose of any security of any subsidiary of this Corporation; spin-off or spin-out (through a distribution, transfer or otherwise) any technology, businesses, assets or securities; or permit any majority-owned subsidiary of this Corporation to spin-off or spin-out (through a distribution, transfer or otherwise) any technology, businesses, assets or securities; or

(xii)         authorize or issue any shares of Common Stock, securities by their terms convertible into, exercisable or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exercisable or exchangeable securities to any employee, director, officer, consultant or other service provider of this Corporation or any of its majority-owned subsidiaries, other than Common Stock issued pursuant to (A) the exercise of stock options granted pursuant to an Option Plan, or (B) restricted stock awards or stock options issued or granted pursuant to an Option Plan.

7.             Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the preferred shares so converted shall be cancelled and shall not be issuable by this Corporation.  This Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.            Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.             Dividend Rights.  Subject to the prior written consent of the Required Holders and the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors, provided, however, that no dividends shall be paid on the Class A Voting Common Stock unless the same dividend shall be concurrently declared and paid on the Class B Nonvoting Common Stock and no dividends shall be paid on the Class B Nonvoting Common Stock unless the same dividend shall be concurrently declared and paid on the Class A Voting Common Stock.

2.             Liquidation Rights.  Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.             Mandatory Conversion.

(a)           Each share of Class B Nonvoting Common Stock shall automatically be converted into one (1) share of Class A Voting Common Stock, as adjusted for stock dividends, stock divisions or combinations, immediately upon the authorization of such conversion by the Board of Directors and approved by the holders of a majority of the then issued and outstanding shares of Class A Voting Common Stock.

(b)           Each share of Class B Nonvoting Common Stock which remains outstanding immediately prior to the date of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of this Corporation (the “IPO”) shall automatically be converted into one (1) share of Class A Voting Common Stock, as adjusted for stock dividends, stock divisions or combinations immediately prior to, and contingent upon, the closing of the IPO.

(c)           Conversion under this Section 3 shall be automatic, without need for any further action by the holders of shares of Class B Nonvoting Common Stock and regardless of whether the certificates representing such shares are surrendered to this Corporation or its transfer agent; provided, however, that this Corporation shall not be obligated to issue certificates evidencing the shares of Class A Voting Common Stock issuable upon such conversion unless certificates evidencing such shares of Class B Nonvoting Common Stock so converted are surrendered to this Corporation or the holder of record of such shares notifies this Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify this Corporation from any loss incurred by it in connection with such certificates.  All holders of shares of Class B Nonvoting Common Stock, subject to the mandatory conversion provisions set forth in (a) and (b) above shall be given at least ten (10) days prior written notice of the date fixed and place designated for mandatory conversion of the Class B Nonvoting Common Stock.  Such notice shall be sent by first class mail, postage pre-paid, to each holder of the Class B Nonvoting Common Stock at such holder’s address as shown on the records of this Corporation.  On or before the date so fixed for such conversion, each such holder of shares of Class B Nonvoting Common Stock shall surrender his certificate(s) for all such shares to this Corporation at the place designated in such notice and shall thereafter receive certificate(s) for the number of shares of Class A Voting Common Stock to which the holder is entitled.

4.             Redemption.  The Common Stock is not redeemable at the option of the holder.

5.             Voting Rights.

(a)           The holder of each share of Class A Voting Common Stock shall have the right to one (1) vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock having a majority of the voting power of this Corporation (voting together on an as-if converted to Class A Voting Common Stock basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b)           Except as otherwise required by applicable law, the holders of the Class B Nonvoting Common Stock shall not be entitled to vote.

ARTICLE V

Subject to the prior written consent of the Required Holders as provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation; provided, however, that, subject to the prior written consent of the Required Holders as provided in this Restated Certificate of Incorporation, the stockholders may make, repeal, alter, amend and rescind any Bylaw adopted by the Board of Directors and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE VI

The number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide.  The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE IX

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

Certain holders of Preferred Stock have the right of first offer with respect to issuances by this Corporation of certain of its equity securities as set forth in, and subject to the terms and conditions set forth in, a Fifth Amended and Restated Investors’ Rights Agreement by and among this Corporation and certain of its stockholders, as such agreement may be amended from time to time.

ARTICLE XI

This Corporation shall indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the General Corporation Law.  To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

Pursuant to Section 122(17) of the General Corporation Law, this Corporation hereby renounces any interest or expectancy of this Corporation or any subsidiary of this Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock or their affiliates (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board of Directors or the board of directors or other governing body of any subsidiary of this Corporation (each, a “Board”)) (collectively, the “Investor Parties”).  Without limiting the foregoing renunciation, this Corporation on behalf of itself and its majority-owned subsidiaries (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of this Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in this Corporation.  By virtue of an Investor Party holding capital stock of this Corporation or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any Board or otherwise, no Investor Party shall have any obligation to this Corporation, any of its subsidiaries or any other holder of capital stock or securities of this Corporation to refrain from competing with this Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of this Corporation, any of its majority-owned subsidiaries or any other holder of capital stock or securities of this Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party.  Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of this Corporation or any of its subsidiaries, and none of this Corporation, any of its majority-owned subsidiaries or any other holder of capital stock or securities of this Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with this Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper.  No Investor Party shall be obligated to present any particular investment opportunity to this Corporation or its subsidiaries even if such opportunity is of a character that, if presented to this Corporation or such subsidiary, could be taken by this Corporation or such subsidiary, and each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

* * *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation as of January 31, 2018.

Liquidia Technologies, Inc.

By:	/s/ Neal Fowler
Neal Fowler, Chief Executive Officer